Exhibit (3)(i) Amendment to the Articles of Incorporation
               of Winmax Trading Group, Inc.

                            CERTIFICATE OF AMENDMENT
                            -------------------------
                        TO THE ARTICLES OF INCORPORATION
                        --------------------------------
                          OF WINMAX TRADING GROUP, INC.
                         ------------------------------

1. Name of Corporation: Winmax Trading Group, Inc.

2. The Board of Directors of Winmax Trading Group, Inc. adopted the resolution approving the amendment to the Articles of Incorporation on March 6, 2002.

3. This amendment to the Articles of Incorporation of Winmax Trading Group, Inc.
does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division or combination.

4. The authorized common stock of the corporation shall be decreased from
50,000,000 shares of common stock to 2,500,000 shares of common stock.

5. This amendment to the Articles of Incorporation was made in connection with the twenty (20) shares for one (1) share reverse stock split of Winmax Trading
Group, Inc.'s common stock, decreasing Winmax Trading Group, Inc.'s authorized common stock from 50,000,000 to 2,500,000 shares.

6. Article Two of the articles of incorporation of Winmax Trading Group, Inc. is deleted in its entirety and replaced with the following:

     The number of shares the corporation is authorized to issue is 2,500,000 shares of Common Stock, at $.001 per share par value described as follows, and 1,000,000 shares of Preferred Stock at $1.00 per share par value.

     CLASSES AND NUMBER OF SHARES: The total number of shares of all classes of stock, which the corporation shall have authority to issue is 3,500,000 shares, consisting of 2,500,000 shares of Common Stock, par value $.001 per share ("the Common Stock") and 1,000,000 shares of Preferred Stock at par value $1.00 per share ("the Preferred Stock").

     VOTING RIGHTS AND POWERS. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his or her name.

     DIVIDENDS AND DISTRIBUTIONS.
     (i) CASH DIVIDENDS. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefore.

     (ii) OTHER DIVIDENDS AND DISTRIBUTIONS. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

     (iii) OTHER RIGHTS. Except as otherwise required by the Florida Revised
     Statutes and as may otherwise be provided in theses Amended Articles of
     Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

     PREFERRED STOCK. The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the Preferred Stock, or any
     Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Amended Articles of
     Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the ease of the
     Preferred Stock, in one or more series, all as the Board of Directors in its  discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants, and other rights convertible into Common Stock or Preferred Stock
     (collectively "securities"). The securities must be issued for such consideration, including cash, property, or services, as the Board of
     Directors may deem appropriate, subject to the requirements that the value of such consideration  be no less than the par value of the shares issued.
     Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment  thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

     CUMULATIVE VOTING. Except as otherwise required by the applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the corporation.

     DENY PREEMPTIVE RIGHTS. No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire and shares of any class of the corporation which the corporation proposes to issue or any rights or options which  the corporation proposes to grant for the purchase of shares of any class of the  corporation or for the purchase of any shares, bonds securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether new or hereafter authorized, or created, may be issued or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of
     Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the Board of directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

7. This amendment was adopted by the Board of Directors without shareholder approval and shareholder action was not required.

Signatures (Required):

/s/Gerald Sklar
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Gerald Sklar-President and Chairman of the Board of Directors